Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES STRONG FOURTH QUARTER AND YEAR END RESULTS, INCLUDING RECORD OIL PRODUCTION FOR THE QUARTER AND RECORD CRUDE OIL RESERVES

HOUSTON, February 25, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the fourth quarter of 2013, proved oil and gas reserves for year-end 2013 and provided an operational update, which included the following highlights:

•	Record Oil Production of 13,033 Bbls/d, 44% above the fourth quarter of 2012

•	Oil Revenue of $110.2 million, representing 85% of total revenue, and 36% above the fourth quarter of 2012

•	Net Loss from continuing operations of $22.2 million, or $0.52 per diluted share, and Adjusted Net Income (as defined below) of $17.0 million, or $0.39 per diluted share

•	Adjusted EBITDA (as defined below) of $101.2 million, 8% above the fourth quarter of 2012

•Delivered 485% reserve replacement from all sources at a drill-bit F&D cost of $10.93 per Boe

•	Reiterating 2014 crude oil production growth target of 50%

Carrizo reported a fourth quarter of 2013 net loss from continuing operations of $22.2 million, or $0.52 per basic and diluted share as compared to net income from continuing operations of $16.8 million, or $0.42 per basic and diluted share in the fourth quarter of 2012. The net loss from continuing operations for the fourth quarter of 2013 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the fourth quarter of 2013 was $17.0 million, or $0.40 and $0.39 per basic and diluted share, respectively, compared to $21.7 million, or $0.55 and $0.54 per basic and diluted share, respectively, in the fourth quarter of 2012.

For the fourth quarter of 2013, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $101.2 million, an increase of 8% from the prior year quarter.

Production volumes during the fourth quarter of 2013 were 2,279 MBoe, or 24,772 Boe/d, a decrease of 4% from the fourth quarter of 2012. The decrease in production volumes during the quarter was due to the sale of the Company’s remaining oil and gas properties in the Barnett Shale on October 31, 2013. Adjusting for the sale of the Barnett Shale, production increased 31% versus the prior year quarter. Oil production during the quarter averaged 13,033 Bbls/d, while natural gas and NGL production averaged 70,435 Mcfe/d. Thanks to continued strong performance from the Company’s Eagle Ford Shale assets, fourth quarter oil production exceeded the high-end of Company guidance despite more than 400 Bbls/d of weather-related downtime in the Niobrara.

Drilling and completion capital expenditures for the fourth quarter of 2013 were $124.1 million. Approximately 68% of the fourth quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $90.7 million, with the majority of the spending used for the acquisition of Avista Capital’s interest in a portion of the Company’s Utica Shale acreage. For 2014, Carrizo’s drilling and completion capital expenditure plan is unchanged at $650.0-$670.0 million. The Company’s 2014 land and seismic capital expenditure plan is also unchanged at $75.0 million. Carrizo expects to allocate the vast majority of this capital to acreage acquisitions in the Eagle Ford and Utica shales.

Carrizo is maintaining its 2014 oil production guidance of 17,000-17,800 Bbls/d. Using the midpoint of this range, the Company’s 2014 oil production growth guidance equates to 50%. For natural gas and NGLs, Carrizo is also maintaining its 2014 guidance of 67-75 MMcfe/d. For the first quarter of 2014, Carrizo expects oil production to be 14,100-14,500 Bbls/d and natural gas and NGL production to be 60-66 MMcfe/d. A summary of Carrizo’s production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “This was another outstanding quarter for Carrizo and it caps one of the best years in our history. For the quarter, we once again delivered crude oil production growth that exceeded our forecast despite challenging winter weather. This brought our full-year 2013 crude oil production growth to 48%.”

“We began our shift from gas to oil back in 2010, and I’m pleased to say that we’ve now completed the transition. Crude oil now accounts for more than 60% of our proved reserves, and even though we sold almost 45% of our 2012 U.S. reserve base through our Barnett Shale and other non-core divestitures, we were still able to increase our PV-10 by 44% in 2013. Oil also now accounts for the majority of our production, as we expect it to be approximately 60% of 2014 volumes.”

“We are well positioned to deliver continued strong production growth. We have a deep inventory of oily drilling locations in the Eagle Ford Shale, Utica Shale, and Niobrara Formation, and the balance sheet to develop them. At year-end, our net-debt-to-adjusted EBITDA ratio was below 2.0x, and we have significant liquidity with an undrawn revolver and more than $150 million of cash on hand.”

“We continue to be very pleased with the performance of our initial Utica Shale well in Guernsey County, Ohio. The well has been producing for approximately 48 days, and continues to flow at a stabilized rate of more than 500 Bbls/d of condensate, which puts it above our type curve. We plan to move a rig into the Utica next month to begin our 2014 drilling program in the play.”

2013 Proved Reserves

The Company’s proved reserves as of December 31, 2013 were 101.5 million barrels of oil equivalent (“MMBoe”), a 60% increase over year-end 2012 after adjusting for divestitures, including a record 62.0 million barrels (“MMBbls”) of crude oil, a 63% increase over year-end 2012 after adjusting for divestitures. The Company’s PV-10 value was a record $2.0 billion as of December 31, 2013.

The table below summarizes the Company’s year-end 2013 proved reserves and PV-10 by region as determined by the Company’s independent reservoir engineers, Ryder Scott Company, L.P. in accordance with Securities and Exchange Commission guidelines, using pricing for the twelve months ended December 31, 2013 based on the West Texas Intermediate benchmark crude oil price of $96.78/Bbl and the Henry Hub benchmark natural gas price of $3.67/MMBtu, before adjustment for differentials.

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)	(MM$)
Eagle Ford	57.6	7.9	50.7	73.9	$1,736
Niobrara	4.4	0.3	3.3	5.3	130
Marcellus	—	—	133.5	22.2	159
Other	—	—	0.5	0.1	2
Total	62.0	8.2	188.0	101.5	$2,027

The table below summarizes the changes in the Company’s proved reserves during 2013 in the U.S. and therefore excludes the proved reserves in the U.K. which were sold during 2013:

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves - December 31, 2012	39.1	5.4	423.7	115.1
Revisions of previous estimates	0.6	0.3	29.8	6.0
Extensions and discoveries	27.3	3.0	73.4	42.5
Sales of reserves in place	(0.8)	—	(307.5)	(52.1)
Production	(4.2)	(0.5)	(31.4)	(10.0)
Proved reserves - December 31, 2013	62.0	8.2	188.0	101.5
Proved developed - December 31, 2013	18.3	2.8	107.0	38.9

The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration and development activities for the year ended December 31, 2013.

Total
(MM$)
Unproved property acquisition costs	$254.1
Exploration costs	106.6
Development costs	423.6
Total costs incurred (1)	$784.3

(1)	Total costs incurred include capitalized general and administrative expense and asset retirement obligations and excludes capitalized interest.

2013 highlights include:

•	Total reserve replacement from all sources was 485% at an all sources F&D cost of $16.17 per Boe. Drill-bit F&D cost for the year was $10.93 per Boe.

•	Crude oil reserve replacement from all sources was 664%.

•	Crude oil represents 61% of total proved reserves and 87% of the total PV-10 value at December 31, 2013.

•	Proved developed reserves increased to 38.9 MMBoe at year-end 2013, a 66% increase from the 23.5 MMBoe at year-end 2012 after adjusting for divestitures.

•	38% of total proved reserves at December 31, 2013 are classified as proved developed, slightly higher than the 37% at year-end 2012 after adjusting for divestitures.

•	Eagle Ford reserves increased to 73.9 MMBoe, a 51% increase from the 49.0 MMBoe at year-end 2012.

Operational Update

In the Eagle Ford Shale, Carrizo drilled 14 gross (11.0 net) operated wells during the fourth quarter, and completed 17 gross (12.1 net) wells. Crude oil production from the play rose to more than 11,200 Bbls/d for the quarter, an increase of 9% versus the prior quarter. At the end of the year, Carrizo had 29 gross (23 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 8,600 Bbls/d. Carrizo is operating three rigs in the Eagle Ford Shale and currently expects to drill approximately 62 gross (47 net) operated wells in the play during 2014.

Carrizo is currently drilling its initial 330 ft. downspacing tests in the Eagle Ford Shale. Carrizo holds a 75% working interest in these wells, which are located in its Irvin Ranch area. The Company expects to complete the wells in the second quarter, with results available in the second half of the year. If successful, Carrizo believes 330 ft. downspacing could add more than 200 net locations to its year-end inventory of 576 net locations. At current activity levels, this would equate to an Eagle Ford Shale inventory of approximately 16 years.

Carrizo continued to add bolt-on acres to its position in the Eagle Ford Shale during the quarter, with the added acreage located within the volatile oil window in LaSalle County. The Company’s position in the trend now stands at approximately 62,200 net acres. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Niobrara Formation, Carrizo drilled 14 gross (5.5 net) operated wells during the fourth quarter, and completed 9 gross (3.8 net) wells. Crude oil production from the Niobrara was roughly flat during the fourth quarter at approximately 1,800 Bbls/d as adverse weather conditions reduced the Company’s production by more than 400 Bbls/d. Carrizo is operating one rig in the Niobrara and currently expects to drill 32 gross (11 net) operated wells during 2014.

Carrizo continues to participate in a number of tests to determine the optimal development spacing in the Niobrara. In its operated program, the company is currently testing 60-acre and 40-acre downspacing, and has drilled its first A Bench well. Additionally, Carrizo has elected to participate in downspacing tests operated by Noble Energy in its Rohn area and Whiting Petroleum in its Razor area. These are expected to test downspacing as tight as 40-acres as well as potential in the A, B and C benches. Carrizo holds less than a 1% working interest in the Rohn project and an approximate 4% working interest in the Razor project. As Carrizo is currently assuming 80-acre spacing in only the B bench for its development plan, successful results from these downspacing pilots has the potential to materially increase its Niobrara inventory.

In the Marcellus Shale, Carrizo drilled 6 gross (1.4 net) operated wells during the fourth quarter, and completed 5 gross (1.2 net) wells. Natural gas production from the Marcellus was 39.0 MMcf/d in the fourth quarter, up from 36.4 MMcf/d in the third quarter. The Company’s production from the play continues to be impacted by midstream delays and voluntary curtailments due to depressed local market pricing. Carrizo’s planned 2014 activity in the play will focus on completing its inventory of drilled wells. For the year, Carrizo plans to drill a total of 3 gross (1 net) operated wells and complete 24 gross (7 net) wells.

Carrizo is currently testing downspacing concepts on its northeast Pennsylvania acreage. In Wyoming County, the Company has drilled an Upper Marcellus infill test and a Lower Marcellus infill test at its Plushanski pad. Carrizo is the operator of, and expects to hold an average working interest of approximately 21% in these wells. The Company also plans to drill an Upper Marcellus infill test at its Bonnice pad in Susquehanna County. Carrizo is the operator of, and expects to hold an average working interest of approximately 40% in this well. The Company expects to complete all the wells by the end of the second quarter. If successful, Carrizo believes downspacing has the potential to add approximately 50 gross locations to its Marcellus inventory.

In the Utica Shale, Carrizo’s first well, the Rector 1H in Guernsey County, Ohio, continues to perform well on its long-term stabilized test. Over the first approximately 48 days of production, the well has averaged 553 Bbls/d of condensate. The well continues to flow at a stabilized rate of more than 500 Bbls/d of condensate and 2.0 MMcf/d of rich natural gas on a 15/64 in. choke. Carrizo has a 95% working interest in the Rector 1H well.

Carrizo expects to spud its next Utica Shale well, the Brown 1H in northern Guernsey County, in March. Carrizo will be the operator of, and expects to have a 50% working interest in the Brown 1H well. Carrizo currently expects to drill 9 gross (7 net) operated Utica Shale wells during 2014.

Financial Position and Liquidity

As of December 31, 2013, Carrizo had total debt outstanding of $904.4 million and cash and cash equivalents of $157.4 million. Net Debt-to-Adjusted EBITDA (based on the trailing four quarters) was less than 2.0x for the fourth quarter. At the end of the fourth quarter of 2013, Carrizo had nothing drawn on its revolver. The approved borrowing base on the Company’s revolver is currently $470.0 million.

Hedging Activity

Carrizo currently has hedges in place for over 80% of estimated crude oil production for the first quarter of 2014 (based on the midpoint of guidance). For 2014, the Company has hedged approximately 12,000 Bbls/d of crude oil at a weighted average floor price of $91.17/Bbl (comprised of 8,500 Bbls/d of swaps at an average price of $92.53/Bbl and 3,500 Bbls/d of collars at an average floor price of $87.85/Bbl).

Carrizo also has hedges in place for approximately 80% of estimated natural gas and NGL production for the first quarter of 2014 (based on the midpoint of guidance). For 2014, the Company has swaps on 50,000 MMBtu/d at a weighted average price of $4.10/MMBtu and also has sold a call option on 10,000 MMBtu/d at $5.50/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2013 fourth quarter financial results on Tuesday, February 25, 2014 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 736-7549 (U.S. & Canada) or +1 (212) 231-2933 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 4, 2014 at 11:59 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21707644 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2013 Fourth Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Marcellus Shale in Pennsylvania, and the Utica Shale in Ohio.

Non-GAAP Measures

This release makes reference to adjusted EBITDA, adjusted net income, adjusted oil and gas revenues, discretionary cash flows from continuing operations, PV-10 value, all sources and drill-bit F&D cost and reserve replacement from all sources, all of which are non-GAAP measures.

The following table reconciles the standardized measure of future net cash flows, the most directly comparable GAAP measure, to the pre-tax PV-10 value of the Company’s proved reserves as of December 31, 2013.

Reconciliation of Standardized Measure of Discounted Future Net Cash Flows (GAAP) to PV-10 Value (Non-GAAP)
As of December 31, 2013 (in millions)
Standardized measure of discounted future net cash flows (GAAP)	$1,621
Add: present value of future income taxes discounted at 10% per annum	406
PV-10 value (Non-GAAP)	$2,027

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, production, effects of transactions, timing and levels of production, crude oil production potential and growth, price improvement, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, use of proceeds, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, failure of actual production to meet expectations, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, adjustments and indemnities under acquisition agreements, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Oil and gas revenues:
Crude oil	$110,227	$81,229	$421,311	$286,119
Natural gas	15,503	22,252	83,341	71,430
NGLs	3,998	3,969	15,530	10,631
Total oil and gas revenues	129,728	107,450	520,182	368,180
Net cash from derivative settlements	2,208	9,817	12,491	38,924
Adjusted oil and gas revenues	131,936	117,267	532,673	407,104

Costs and expenses:
Lease operating	11,902	8,872	46,828	31,471
Production taxes	5,124	3,866	19,811	13,542
Ad valorem taxes	1,853	1,575	8,701	9,813
General and administrative	11,831	9,591	45,356	33,056
Total costs and expenses	30,710	23,904	120,696	87,882

Other income, net	4	3	30	229
Adjusted EBITDA, as defined	$101,230	$93,366	$412,007	$319,451
Adjusted EBITDA per common share-Basic	$2.36	$2.35	$10.10	$8.07
Adjusted EBITDA per common share-Diluted	$2.32	$2.33	$9.96	$7.98

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(62,588)	$(44,162)	$(213,820)	$(165,621)
Cash interest expense	(19,235)	(19,859)	(78,541)	(66,177)
Cash interest capitalized	7,628	6,397	27,784	22,603
Accretion expense related to asset retirement obligations	(116)	(92)	(471)	(372)
Interest income	86	10	155	38
Adjusted income before income taxes	27,005	35,660	147,114	109,922
Adjusted income tax expense	(10,019)	(13,985)	(54,579)	(42,099)
Adjusted net income, as defined	$16,986	$21,675	$92,535	$67,823
Adjusted net income per common share-Basic	$0.40	$0.55	$2.27	$1.71
Adjusted net income per common share-Diluted	$0.39	$0.54	$2.24	$1.69

Other items of income (expense) included in net income (loss) from continuing operations:
Non-cash loss on derivatives, net	$(4,139)	$(5,421)	$(30,908)	$(7,553)
Stock-based compensation expense, net of amounts capitalized	(10,035)	(1,066)	(29,373)	(11,689)
Non-cash general and administrative expense	96	(978)	237	(2,979)
Non-cash interest expense	(1,185)	(1,849)	(6,037)	(6,829)
Non-cash interest capitalized	470	500	2,105	2,245
The University of Texas at Arlington contribution expense	(2,000)	(99)	(3,000)	(984)
Loss on sale of Barnett Shale properties	(45,377)	—	(45,377)	—
Income (loss) from continuing operations before income taxes	(35,165)	26,747	34,761	82,133
Income tax (expense) benefit	12,950	(9,984)	(12,903)	(30,956)
Net income (loss) from continuing operations	$(22,215)	$16,763	$21,858	$51,177
Net income (loss) from discontinued operations, net of income taxes	(1,774)	1,727	21,825	4,310

Net income (loss)	$(23,989)	$18,490	$43,683	$55,487

Net income (loss) per common share-Basic
Net income (loss) from continuing operations	$(0.52)	$0.42	$0.54	$1.29
Net income (loss) from discontinued operations	(0.04)	0.05	0.53	0.11
Net income (loss)	$(0.56)	$0.47	$1.07	$1.40

Net income (loss) per common share-Diluted
Net income (loss) from continuing operations	$(0.52)	$0.42	$0.53	$1.28
Net income (loss) from discontinued operations	(0.04)	0.04	0.53	0.11
Net income (loss)	$(0.56)	$0.46	$1.06	$1.39

Weighted average common shares outstanding-Basic	42,853	39,688	40,781	39,591
Weighted average common shares outstanding-Diluted	43,583	40,141	41,355	40,026

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$157,439	$52,095
Current assets held for sale	—	1,882
Fair value of derivatives	—	23,981
Deferred income taxes	4,201	—
Other current assets	118,121	130,747
Total current assets	279,761	208,705
Total property and equipment, net	1,794,215	1,487,674
Long-term assets held for sale	—	132,626
Fair value of derivatives	9,284	5,180
Deferred income taxes	—	21,272
Other assets	27,500	28,539
TOTAL ASSETS	$2,110,760	$1,883,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$301,952	$242,330
Fair value of derivatives	9,947	—
Current liabilities associated with assets held for sale	—	48,663
Current liabilities of discontinued operations	10,936	—
Deferred income taxes	—	7,925
Total current liabilities	322,835	298,918
Long-term debt, net of debt discount	900,247	967,808
Long-term liabilities associated with assets held for sale	—	23,547
Long-term liabilities of discontinued operations	17,336	—
Deferred income taxes	16,856	—
Other liabilities	11,882	8,707
Common stock, $0.01 par value (90,000 shares authorized, 45,469 and 40,165 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	455	402
Additional paid-in capital	879,948	667,096
Accumulated deficit	(38,799)	(82,482)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,110,760	$1,883,996

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(In thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income (loss)	$(23,989)	$18,490	$43,683	$55,487
Net (income) loss from discontinued operations, net of income taxes	1,774	(1,727)	(21,825)	(4,310)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization expense	62,588	44,162	213,820	165,621
Non-cash loss on derivatives, net	4,139	5,421	30,908	7,553
Accretion expense related to asset retirement obligations	116	92	471	372
Loss on sale of Barnett Shale properties	45,377	—	45,377	—
Stock-based compensation, net of amounts capitalized	10,035	1,066	29,373	11,689
Deferred income taxes	(14,919)	9,984	10,934	30,142
Non-cash interest expense, net of amounts capitalized	715	1,349	3,932	4,584
Other, net	1,904	1,077	3,704	6,036
Changes in working capital attributable to operating activities, net	(31,493)	(3,935)	7,097	(24,103)
Net cash provided by operating activities from continuing operations	$56,247	$75,979	$367,474	$253,071
Changes in working capital attributable to operating activities, net	31,493	3,935	(7,097)	24,103
Discretionary cash flows from continuing operations	$87,740	$79,914	$360,377	$277,174

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Total production volumes -
Crude oil (MBbls)	1,199	831	4,231	2,862
NGLs (MBbls)	123	114	531	305
Natural gas (MMcf)	5,742	8,601	31,422	37,612
Total Natural gas and NGLs (MMcfe)	6,480	9,285	34,608	39,442
Total barrels of oil equivalent (MBoe)	2,279	2,379	9,999	9,436

Daily production volumes by product -
Crude oil (Bbls/d)	13,033	9,033	11,592	7,820
NGLs (Bbls/d)	1,337	1,239	1,455	833
Natural gas (Mcf/d)	62,413	93,489	86,088	102,765
Total Natural gas and NGLs (Mcfe/d)	70,435	100,924	94,816	107,765
Total barrels of oil equivalent (Boe/d)	24,772	25,859	27,395	25,781

Daily production volumes by region (Boe/d) -
Eagle Ford	13,949	9,954	12,628	7,950
Niobrara	2,031	1,351	1,724	1,259
Barnett	2,156	8,627	6,625	11,614
Marcellus	6,502	4,929	6,139	3,608
Other	134	998	279	1,350
Total barrels of oil equivalent (Boe/d)	24,772	25,859	27,395	25,781

Average realized prices -
Crude oil ($ per Bbl)	$91.93	$97.75	$99.58	$99.97
Crude oil ($ per Bbl) - including impact of derivative settlements	$91.21	$98.43	$98.23	$100.74
NGLs ($ per Bbl)	$32.50	$34.82	$29.25	$34.86
Natural gas ($ per Mcf)	$2.70	$2.59	$2.65	$1.90
Natural gas ($ per Mcf) - including impact of derivative settlements	$3.23	$3.66	$3.23	$2.88
Natural gas and NGLs ($ per Mcfe)	$3.01	$2.82	$2.86	$2.08

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS
AS OF FEBRUARY 24, 2014
(unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
FY 2014	Total Volume	12,000
	Swaps	8,500	$92.53
	Collars	3,000	$88.33	$104.26
	Three-way collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	6,450
	Swaps	4,750	$91.27
	Collars	700	$90.00	$100.65
	Three-way collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	667
	Three-way collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
FY 2014	Total Volume	60,000
	Swaps	50,000	$4.10
	Calls	10,000		$5.50
FY 2015	Total Volume	20,000
	Swaps	20,000	$4.27

CARRIZO OIL & GAS, INC.
FIRST QUARTER AND FULL YEAR 2014 GUIDANCE SUMMARY

	First Quarter 2014		Full Year 2014
Daily Production Volumes -
Crude oil (Bbls/d)	14,100 - 14,500		17,000 - 17,800
Natural gas and NGLs (Mcfe/d)	60,000 - 66,000		67,000 - 75,000
Total (Boe/d)	24,100 - 25,500		28,167 - 30,300

Net cash from derivative settlements (in millions)	($9.2 - $9.7)		N/A

Costs and Expenses -
Lease operating ($/Boe)	$5.00 - $5.50		$5.50 - $6.00
Production taxes (% of oil and gas revenues)	4.00% - 4.25%		4.00% - 4.25%
Ad valorem taxes (in millions)	$2.5 - $3.0		$11.0 - $12.0
General and administrative (in millions)	$17.5 - $18.0	(a)	$51.5 - $53.5
DD&A ($/Boe)	$26.50 - $28.50		$24.50 - $27.50

Drilling and completion capital expenditure plan (in millions)	N/A		$650.0 - $670.0

(a) First quarter 2014 guidance for G&A includes an estimate for annual bonuses to all employees (including executives). Prior year annual bonuses were paid during the second quarter of 2013.